Exhibit 10.5

28/04/05

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Confidential

DATED: April 28th, 2005

(1)     Northern Technologies International Corporation

(2)     Excor Korrosionsforschung GmbH

(3)     Fibro-NTI Urun Gelistirme Ve Pazarlama Ticaret Anonim

(4)     Acobal SAS

and

(5)     Henkel KGaA

(6)     Henkel Surface Technologies S.A.S

SETTLEMENT AGREEMENT AND ASSET PURCHASE

THIS AGREEMENT is made the 28 day of April 2005

BETWEEN:-

(1)

Northern Technologies International Corporation a corporation incorporated under the laws of the State of Delaware whose principal office is at 6680 North Highway 49, Lino Lakes, Minnesota, USA (“NTIC”) acting through its duly authorized representatives Gerhard Hahn, Jacques Manenc and Steven S. Taylorand

(2)

Excor Korrosionsforschung GmbH a corporation incorporated under the laws of Germany and having offices at Magdeburger Str. 58, 01067 Dresden, GERMANY (“Excor”); acting through its duly authorized representative Professor Dr. Georg Reinhard, and

(3)

Fibro-NTI Ürün Gelistirme Ve Pazarlama Ticaret Anonim a company organized under the laws of Turkey having offices at Karanfil Cad. No: 27, 80620 1. Levent, Istanbul, Turkey, (“Fibro-NTI”) acting through its duly authorized representative Dr. Mehmet A. Gencer; and

(4)

Acobal SAS a corporation incorporated under the laws of France and having offices at ZI le Clos Marquet, 42400 Saint Chamond, FRANCE (“Acobal”); acting through its duly authorized representative Jacques Manencand

(5)

Henkel KGaA a company registered under the laws of Germany and having offices at Henkelstrasse 67, 40191 Duesseldorf, GERMANY (“Henkel”); acting through its duly authorized representative Dr. Boris Tasche.

(6)

Henkel Surface Technologies S.A.S, a company registered under the laws of France and having its offices at 161, rue de Silly, 92100 Boulogne Billancourt, FRANCE (“HST”), acting through its duly authorized representative Dr. Boris Tasche.

together the “Parties”.

RECITALS

(A)

By deed dated 24 September 2002, NTIC commenced proceedings in the Civil Court of Nanterre, France, against HST in respect of the infringement of Community Trade Mark No. 000396176, unfair competition and breach of confidentiality undertakings.

(B)

On 24 September 2002 Acobal, the exclusive licensee of NTIC in France, commenced proceedings in the Civil Court of Nanterre, France, against HST in respect of breach of Article L.442-6 of the French Commercial Code and unfair competition.

(C)

On 5 May 2003 the Presiding Judge of the Civil Court of Nanterre ordered that the two sets of proceedings between NTIC and HST and between Acobal and HST referred to above should be joined and the joined proceedings transferred to the Civil Court of Paris. These proceedings are pending before the Civil Court of Paris.

(D)

After the proceedings in France had commenced, Henkel commenced proceedings for the cancellation of Community Trade Mark No. 000396176 owned by NTIC in the Office for the Harmonisation of the Internal Market (OHIM) in Alicante, Spain.

(E)	Henkel now wishes to dispose of certain of the assets used by it or its Affiliates for the purpose of the Business (as defined below).

(F)	The Parties also wish to settle the proceedings referred to above subject to and in accordance with the terms of this Agreement.

(G)

NTIC is, therefore, willing to waive its asserted entitlement to damages in the above proceedings on the basis that Henkel is willing to transfer the said assets to NTIC. Henkel is in return willing to withdraw the proceedings for the cancellation of Community Trade Mark No 000396176 in the OHIM, if NTIC and Acobal waive all and any right relating to the suit pending before the Civil Court of Paris.

THE PARTIES AGREE AS FOLLOWS:-

1.	INTERPRETATION AND DEFINITIONS

1.1	Definitions

In this Agreement the following words and phrases shall have the following meanings:-

“Affiliate”	means in relation to a party, any body corporate or other legal entity which:-

	(a)	is directly or indirectly owned and/or controlled by that party;

	(b)	that directly or indirectly owns and/or controls that party; or

	(c)	is directly or indirectly owned and/or controlled by the legal entity referred to in (b) above.

In the case of legal entities having stocks and/or shares, ownership or control shall exist through the direct or indirect ownership and/or control of more than fifty percent of the voting shares.  In the case of any other legal entity, ownership and/or control shall exist through the ability to directly or indirectly control the management and/or business of the legal entity through a majority of voting rights;

“Assets”	means the tangible and intangible assets listed in the Purchase Agreement;

“Business Day”	means any day on which banks in the City of Paris are open for business (excluding Saturdays);

“Effective Date”

means the date on which the ownership to the Business and the Assets is transferred from Henkel and/or its Affiliates to NTIC and/or the NTIC Joint Venture Companies as will be defined in the Purchase Agreement;

“Contracts”

means all the contracts, arrangements and engagements relating either exclusively to the Business or relating in part to the running of the Business (only to the extent that they do so relate) to which Henkel or any of its Affiliates are a party as at the Effective Date and which are current or unperformed as at the Effective Date including, for the avoidance of doubt, all licences of intellectual property rights used in or relevant to the Business or Technology with the exception of standard software contracts, however, excluding

	a)	contracts relating to public utilities (supply of electricity, gas, water, etc.);

b)

contracts relating to the lease of telecommunication equipment assistance with respect to the business (including without being limited thereto, phone and fax systems) or any of the pertinent maintenance Contracts;

	c)	contracts relating to any real property (including but not limited to leases);

	d)	contracts of insurance relating to the Business;

	e)	contracts concluded with an affiliate company;

“Customer Lists”	means lists of all customers of the Business in the Settlement Territory;

“Encumbrance”

means and includes any interest and equity of any person (including without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, hypothecation or assignment or any other encumbrance, priority or security interest or arrangement of whatsoever nature over or in the relevant property;

“French Action”	means the proceedings details of which are set out in Schedule 1;

“Goodwill”

means the goodwill of the Business including the exclusive right of NTIC and/or the NTIC Joint Venture Companies to represent itself as carrying on the Business in continuation of and in succession to Henkel and its Affiliates, which for the avoidance of doubt, shall not include the name Henkel;

“the Business”

means Henkel’s and/or its Affiliates’ business anywhere in the world relating to the development, manufacture, distribution, sale, supply, marketing of or otherwise trading in products utilising the Technology;

“Intellectual Property”

means any patents, trade marks, service marks, registered designs, applications for any of those rights, trade and business names (including Internet domain names and e-mail address names but excluding any name including the name Henkel), logos, unregistered trade marks and service marks, copyright and related rights, performers’ property rights, database rights, rights in designs, trade dress, inventions, know-how and confidential information owned by Henkel or its Affiliates in the Settlement Territory in relation to the Business or the Technology and, without limitation, includes all trade marks, design rights, patents, patent applications, know-how, copyright and database rights set out in the Purchase Agreement, together with the right to sue for past infringements of such rights;

Inventory	means all Product held or owned by Henkel and/or its Affiliates on the Effective Date for sale in the Business.

“IP and Goodwill Assignment”	means the assignment of Intellectual Property and Goodwill according to the Purchase Agreement;

“Know-How”	means the know-how assigned to NTIC or the NTIC Joint Venture Companies according to the Purchase Agreement;

“NTIC Joint Venture Companies”	means the companies set out in Schedule 4;

“OHIM Proceedings”	means the proceedings details of which are set out in Schedule 2;

“Settlement Territory”	means the world;

“Product”	means any product developed using the Technology as part of the Business;

“Purchase Agreement”

means the contract(s) to be concluded between Henkel or its Affiliates and NTIC or the NTIC Joint Venture Companies to assign the part of the Business belonging to Henkel or the respective Affiliates to NTIC or the NTIC Joint Venture Companies and whose form has previously been agreed between the Parties; and

“the Technology”

means post-manufacture non-contact corrosion protection  technologies including, without limitation, VCI delivery systems such as capsules, films, papers and other host materials and other systems for protecting industrial and commercial products against chemical, electrostatic, physical and environmental damage and corrosion including non-contact barrier protection and scavenger protection systems.

1.2	Construction and Interpretation

	1.2.1	In this Agreement the headings are for convenience only and shall not affect the interpretation hereof;

	1.2.2	reference in this Agreement to Clauses or Schedules are to clauses of or the schedules to this Agreement;

1.2.3

unless the context shall otherwise require the singular shall include the plural and vice versa, reference to any gender shall include references to the other genders and references to persons shall include bodies corporate, unincorporated associations and partnerships ;

1.2.4	this Agreement includes the Schedules hereto;

2.	TERMINATION OF THE PROCEEDINGS AND SETTLEMENT AGREEMENT

2.1	French Action

2.1.1

Within seven (7) days of the date of this Agreement NTIC and ACOBAL shall notify the Court of Paris -“Tribunal de Grande Instance” - of their withdrawal from all of their actions and claims in relation to the French Action, and their undertaking not to introduce further proceedings which may be based on the same facts as the French Action, these statements referred to as “conclusions de désistement  d’action et d’instance” being attached hereto as Schedule 3.

2.1.2

As for HST, it shall file, at the date of the said notifications, with the court of Paris – “Tribunal de Grande Instance”- a statement by which HST accepts the above withdrawal and undertaking by NTIC and ACOBAL to refrain from future proceedings, this statement referred to as, “conclusions d’acceptation de désistement d’action et d’instance” being attached hereto as Schedule 3.

2.1.3

NTIC and ACOBAL simply and purely waive all and any rights to sue and/or to claim, in respect to which the facts invoked by NTIC and ACOBAL within the scope of the pending proceedings before the Civil Court of Paris – “Tribunal de Grande Instance” - should constitute the consideration, the object or the occasion.

2.2	OHIM Proceedings

	2.2.1	Within seven (7) days of the date of this Agreement, the Parties and their Affiliates and/or Joint Venture Companies shall take all necessary steps to terminate definitively the OHIM proceedings.

	2.2.2	On the date of this Agreement, Henkel shall notify OHIM that it is definitively withdrawing from the OHIM Proceedings in the terms of the letter set out in part 2 of Schedule 2.

2.2.3

In addition, Henkel undertakes not to introduce further proceedings challenging the validity of Community Trade Mark N° 000396176.  In addition, Henkel undertakes not to assist, procure or incite any person to do so and guarantees that its Affiliates shall also not do so.

2.3	Cost of proceedings and damages

2.3.1

Each of the Parties shall bear all expenses, fees, disbursements and costs that they have already paid and/or advanced or that they will have to pay for the introduction and the termination of the aforementioned proceedings and, in particular, all costs relating to the counsels, lawyers, judicial auxiliaries and clerks.

2.3.2

The Parties undertake not to claim any damages for the termination of the aforementioned proceedings.  In addition, they guarantee that their Affiliates and/or Joint Venture Companies will not claim any damages.

2.4	Settlement Agreement

The Parties recognize that the withdrawal from all of the actions and claims referred to in paragraph 2.1 and 2.2 above, constitutes reciprocal concessions under French law, taking into account that NTIC and ACOBAL, in particular, are directly affected by the OHIM proceedings.

The Parties decided to submit this Agreement to article 2044 and following of the French Civil Code, specially referring to the provisions of the following articles:

- Article 2044: “a compromise is a contract by which the parties settle an arisen controversy, or prevent a controversy from arising. That contract must be made in writing”.

- Article 2052: “Compromises have, between the parties, the authority of res judicata of a final judgement. They may not be attacked on account of an error of law, nor on account of loss”.

This Settlement Agreement immediately and definitively binds the Parties, whatever will be the execution of the provisions included in the following articles dealing with the Asset Purchase.

3.	ASSET PURCHASE

Henkel undertakes to sell – and if Henkel is not the owner shall procure that its Affiliates sell – without undue delay according to the national laws of the countries concerned, the Business within the Settlement Territory with effect from the Effective Date.

Henkel also undertakes and shall procure that its Affiliates shall from the date of this Agreement initiate the internal legal formalities with a view to selling the Business. Henkel undertakes to procure that NTIC and/or the NTIC Joint Venture Companies appointed in each concerned country (or created to that effect) acquire the Business from Henkel or its Affiliates within 3 (three) months from the date of this Agreement.

3.1	Object of the sale

	3.1.1	The sale will cover tangible and intangible goods (in so far as the national laws know this denomination) attached to the Business.

	3.1.2	Within the scope of the sales which will occur according to national laws:

(a)

Henkel shall provide all Customer Lists to NTIC or the NTIC Joint Venture Companies in electronic form in the manner and format as agreed upon between the Parties.  The transfer of such information shall be done respecting EC Directive 95/46 and French Law 78-17 of 6 January 1978.

(b)

Henkel undertakes that it shall not use or reproduce the Customer Lists, or distribute or disclose the Customer Lists to any third party, for any purpose whatsoever except if Henkel is required to do so under any court or governmental authority order or to comply with any legal obligation.

(c)

Within ten (10) Business Days of the Effective Date Henkel shall, and shall procure that its Affiliates shall, delete or destroy all copies of all Customer Lists (to the extent that the Customer Lists are not required for the ongoing business of Henkel and/or its Affiliates and Henkel and/or its Affiliates are not obliged to keep the Customer Lists to comply with any legal obligation or internationally recognised accounting standards) and shall confirm in writing to NTIC that it has done so.

a)

Henkel shall, and shall procure that, if necessary, its Affiliates shall, execute the IP and Goodwill Assignment in order to transfer irrevocably and absolutely all right, title and interest in the Intellectual Property to NTIC.

b)

Henkel undertakes that if following the Effective Date it or any of its Affiliates develops or acquires any improvements or modifications to any of the Intellectual Property, Henkel grants and shall, if necessary procure that its Affiliates shall grant, to NTIC or the NTIC Joint Venture Companies, a pre-emptive right to acquire such improvements or modifications during the non-competition period as defined in 3.6.1.1 below, in good faith, at a fair market price.

3.1.3

Henkel or its Affiliates are willing to accompany NTIC or the NTIC Joint Venture Companies to one single visit to each of the twenty major customers identified by NTIC or the NTIC Joint Venture Companies during the first three months after the Effective Date.

28/05/04

3.1.4	Henkel undertakes that it shall not, and that it will procure that its Affiliates shall not, acquire more than 5% of the issued share capital of NTIC at any time in the future.

3.1.5	The Parties hereto understand and agree that the assets of Henkel or its Affiliates set out below are excluded from the sale and transfer to NTIC:

	a)	all real property leased which is not exclusively related to the Business;

	b)	all plants used or to be used by Henkel and its Affiliates for manufacturing the Products;

	c)	all accounts and notes receivable, deferred charges, chattel paper and other rights to receive payments arising from the operation of the Business prior to the Effective Date;

	d)	cash, cash equivalents, investments and bank accounts (whether credits or debits) as at the Effective Date;

e)

all tax liabilities or tax refunds, including value added and corporate income taxes and all fiscal taxes, social security taxes/contributions and other levies arising from or relating to the operation of the Business or the ownership of the Assets prior to the Effective Date;

3.2	Employment Matters

3.2.1

The parties agree that the sale and purchase of the Business and the Assets according to this Agreement constitutes a transfer of business pursuant to EC directive and to article L 122-12 of the French Labour Code. Accordingly, any and all employees dedicated to the Business and employed by Henkel or the Henkel Affiliates at the Effective Date shall be automatically transferred to NTIC or its Affiliates (Transferred Employees) under the same terms and conditions of employment. A list of all current employees dedicated to the Business, indicating their name, commencement date with Henkel or the respective Henkel Affiliate, and function will be added to the Purchase Agreement.

3.2.2

All amounts payable to or in relation to the Transferred Employees including but not limited to wages and salaries in respect of all periods prior to the Effective Date shall be paid by Henkel or the respective Henkel Affiliate and Henkel shall indemnify NTIC against any reasonable costs, claims, liabilities, obligations, demands and expenses arising out of or in connection with such amounts.  Henkel shall discharge and indemnify

NTIC against all and any reasonable costs, claims, liabilities, obligations, and expenses arising out of: any persons other than the Transferred Employees who are or have been at any time prior to the Effective Date engaged to any extent in the Business; any of the Transferred Employees before the Effective Date; any obligation to inform and consult representatives of the Transferred Employees or otherwise in accordance with article L 122-12 of the French Labour Code; and all accrued holiday pay entitlements and accrued but unused holiday entitlements of the Transferred Employees which accrue during any period prior to the Effective Date, as the case may be.

3.2.3

Henkel and/or HST will forward in conformity with French law all necessary documents including the respective Trust Deeds and Employees Handbooks and forward all necessary and requested declarations to ACOBAL in order to enable ACOBAL to effect the above transfer of employees.

3.2.4

ACOBAL shall be responsible for any severance benefits, redundancy costs or any other costs related to the non observance of notice periods or any financial or other obligation related to the Transferred Employees in connection with the termination of their employment with ACOBAL in case a Transferred Employee refuses a modification of its employment contract in connection with its transfer to ACOBAL, unless HST terminates the employment due to reasons other than the transfer of the Business to ACOBAL.

3.3	Assignment of Contracts

3.3.1

Subject to paragraph 3.3.4. below, Henkel or the Henkel Affiliates shall assign with effect from the Effective Date to NTIC or the NTIC Joint Venture Companies the Contracts listed in the Purchase Agreement(s). Such assignment shall encompass all and any rights, interests, obligations and liabilities under the Contracts.

3.3.2

Prior to the Effective Date for any other Contracts exclusively belonging to the Business and not listed in the Purchase Agreement(s), NTIC or the NTIC Joint Venture Companies shall have until the Effective Date to decide whether or not they assume all rights and obligations and the performance of such Contract(s). With regard to Contracts which will be concluded with distributors and agents, the Purchase Agreements contain specific provisions.

	3.3.3	After the Effective Date, the following Contracts which are not listed in the Purchase Agreement(s) are hereby assigned to NTIC or the NTIC Joint venture Companies:

		(a)	all Contracts with customers to the Business;

	(b)	all and any other Contracts which do not impose a financial obligation or liabilities exceeding Euros 10,000 (ten thousand) per year and which exclusively refer to the Business.

3.3.4

Where any consent or agreement of the other party to any of the Contracts or of any third party is required to enable NTIC or the NTIC Joint Venture Companies to assume all rights and obligations under and to perform any Contract or to enable Henkel or its Affiliates to assign or transfer the benefit or burden of any Contract to NTIC or the NTIC Joint Venture Companies, the following provisions shall apply:

a)

Henkel or its Affiliates and NTIC or the NTIC Joint Venture Companies shall use their respective reasonable endeavours to obtain the consent or agreement of the other party or any third party to whatever assignment, transfer or novation is necessary to enable NTIC or the relevant NTIC Joint Venture Companies to assume all rights and logistics under and to perform such Contract after completion or, as the case may be, to transfer the benefit and burden of such Contract to NTIC or the relevant NTIC Joint Venture Companies.

b)

Until the consent or agreement referred to in sub-paragraph a) above is obtained, NTIC or the relevant NTIC Joint Venture Companies shall, unless the relevant Contract prohibits it, perform all the obligations of Henkel or the relevant Henkel Affiliate under such Contract as agent for, or sub-contractor to, Henkel or such Henkel Affiliate and indemnify Henkel or the respective Henkel Affiliate in respect of such performance, or, if the relevant Contract or any provision of a applicable law prohibits NTIC or the relevant NTIC Joint Venture Companies from acting so or NTIC or the relevant NTIC Joint Venture Companies cannot be permitted to act as agent and sub-contractor because of confidentiality obligations, Henkel shall to the extent it is reasonably able to do so, do or procure the doing by any of the Henkel Affiliates of all such acts and things as NTIC may reasonably require to enable due performance of the Contract to provide for NTIC or the relevant NTIC Joint Venture Companies the benefits subject to the burdens of the Contract and NTIC shall indemnify Henkel or the relevant Henkel Affiliate in respect of all such acts and things. For this purpose, it shall not be reasonable to require Henkel or any of the Henkel Affiliates to make any payments unless NTIC or the relevant NTIC Joint Venture Companies have first paid Henkel or the relevant Henkel Affiliate sufficient cleared funds to make such payment.

3.3.5

If a consent cannot be obtained, Henkel or the relevant Henkel Affiliate shall be deemed to hold the benefit of the relevant Contract on trust for NTIC or the relevant NTIC Joint Venture Companies, until such time as consent by the respective party or third party is obtained.

3.3.6

As regards non-compete, non-disclosure and confidentiality agreements relating to the Business and/or the Assets, NTIC or the NTIC Joint Venture Companies shall have the right to assume them or, in each case, to refuse to assume them, unless such an agreement is listed in the Purchase Agreement.

3.4	Transfer of Inventory at the Effective Date

The Inventory shall be transferred to ACOBAL or the NTIC Joint Venture Company in Turkey as appropriate.

The Parties have set out a first estimate of the price of the Inventory in clause 3.5 of this Agreement.  The actual purchase price for such Inventory shall be calculated by using the same methods and in the same manner as specified in the relevant Purchase Agreement.

Henkel or its Affiliates shall provide the respective invoices for the Inventory which will be submitted to the applicable national rules and regulations, notably regarding VAT.

The Parties undertake that any Products stored for more than 6 (six) months without any sale are worthless and shall not be taken into account in calculating the sum payable under 3.5.1.3 below.  Such Inventory shall nonetheless be transferred to NTIC or the NTIC Joint Venture Companies.

NTIC and the NTIC Joint Venture Companies further undertake to be responsible for ensuring that no raw materials (such as masterbatch or resin) which are not transferred as part of the Inventory do not fall into the hands of any third party who may use such materials to produce counterfeit products.

3.5	Purchase Price

3.5.1

In consideration of the sale and transfer of the Assets and the Intellectual Property, NTIC or the NTIC Joint Venture Companies shall pay as a net purchase price to Henkel or to its Affiliates owning the Business € 1,500,000 (Euro one million five hundred thousand) (hereinafter “the net Purchase Price”) divided up among NTIC and the NTIC Joint Venture Companies as follows:

		3.5.1.1	NTIC shall pay € 450,000 (Euro four hundred and fifty thousand) in consideration for the Intellectual Property;

	3.5.1.2	ACOBAL shall pay:

		3.5.1.2.1	€ 550,000 (Euro five hundred fifty thousand) in consideration for the Fonds de Commerce (tangible and intangible assets) of HST.

		3.5.1.2.2	€ 300,000 (Euro three hundred thousand) in consideration for the Inventory of HST.

	3.5.1.3	Fibro-NTI shall pay:

		3.5.1.3.1	€ 100,000 (Euro one hundred thousand) in consideration for the Fonds de commerce (tangible and intangible assets) of Türk Henkel Kimya Sanayi ve Ticaret AS.

		3.5.1.3.2	€ 100,000 (Euro one hundred thousand) in consideration for the Inventory of Türk Henkel Kimya Sanayi ve Ticaret AS.

3.5.2

Should the stock taking as described in Clause 3.4 turn out that the value of the Inventory exceeds or is lower than the sums attributed above in clauses 3.5.1.2.2 and 3.5.1.3.2, the net Purchase Price shall be adjusted accordingly

3.5.3

The net Purchase Price shall be paid by NTIC and the NTIC Joint Venture Companies as set out under Clause 3.5.1to Henkel or its Affiliates either by means of a wire transfer to bank accounts to be indicated at the Effective Dates specified in the different Purchase Agreements which will be concluded in conformity with the national laws concerned.

3.5.4

It is the intention of the Parties that the Business shall be transferred to NTIC or the NTIC Joint Venture Companies as a going concern with effect from the Effective Date and the Parties will use all reasonable endeavours to secure that the sale is neither treated as a supply of goods nor a supply of services for the purposes of Value Added Tax. To the extent that certain transactions are nevertheless subject to Value Added Tax (or equivalent sales tax), NTIC or the NTIC Joint Venture Companies shall pay such tax in addition to the net Purchase Price. Such a value added tax will be due and payable when NTIC or the NTIC Joint Venture Companies shall have received from Henkel or its Affiliates an invoice issued in accordance with the applicable local or national regulations. Any other taxes imposed in connection with the sale and transfer of the Business shall be paid by NTIC or the NTIC Joint Venture Companies (including but not limited to stamp and registration duties in France and in Turkey).

3.5.5

Henkel or the respective Henkel Affiliate shall remain responsible for all taxes (e.g. income tax, Value Added Tax, payroll taxes) inherent to the Business until the Effective Date and shall indemnify NTIC and the NTIC Joint Venture Companies in respect of the same.

3.6	Non competition clause

	3.6.1	Henkel undertakes to NTIC and its Affiliates, that it shall not, and shall procure that its Affiliates shall not:

3.6.1.1

for a period of three years from the Effective Date directly or indirectly be engaged, or directly or indirectly be interested, in carrying on any business similar to the Business, or that competes in any manner whatsoever with any business carried on by NTIC or the NTIC Joint Venture Companies utilising or concerning the Technology;

3.6.1.2

Notwithstanding the foregoing for a period of three years from the Effective Date solicit or entice away or assist any other person to solicit or entice away the custom of any person, firm, company or organisation who either was at the Effective Date, or during the period of 6 (six) months prior to the Effective Date had been, a client, customer, identified prospective client, customer, representative, agent, correspondent or supplier of the Business. For the avoidance of doubt, nothing in this clause will prevent Henkel and its Affiliates from dealing with any such person, firm, company or organisation in a part of its business which is unrelated to the Business; or

		3.6.1.3	assist any other person to do any of the foregoing things.

	3.6.2	Henkel undertakes to take all such steps as shall from time to time be necessary to ensure compliance with the terms of clause 3.6.1 by employees and agents of Henkel and its Affiliates.

3.6.3

Each of the undertakings in clause 3.6.1 shall be construed as a separate and independent undertaking and, subject to sub-clause 3.6.4. if one or more of the undertakings is held to be void and unenforceable, the validity of the remaining undertakings shall not be affected.

3.6.4

While the restrictions contained in Clause 3.6. are considered by the Parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may be deemed unreasonable and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void or voidable as going beyond what is reasonable in all the circumstances for the protection of the interests of NTIC but would be valid if part of the wording thereof were deleted, or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

3.6.5

Without prejudice to sub-clause 3.6.4, if any restriction or undertaking is found by any court or other competent authority to be void or unenforceable, the Parties shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision which, as far as possible, has the same legal and commercial effect as that which is replaced.

3.7	Indemnification

3.7.1

NTIC undertakes and engages to fully and timely release and indemnify Henkel respectively the Henkel Affiliates as of the Effective Date from all and any such obligations and liabilities of the Business:

		–	as NTIC or the NTIC Joint Venture Companies have assumed under this Agreement; or
		–	as arise from the continuation of the Business by NTIC or the NTIC Joint Venture Companies after the Effective Date unless this Agreement provides otherwise;
–

as arise from the employment by NTIC or the NTIC Joint Venture Companies of the Transferred Employees on or after the Effective Date or are attributable to any breach or default by NTIC or the NTIC Joint Venture Companies in relation to any of the Transferred Employees including but not limited to any liability arising out of the termination or dismissal of any Transferred Employees or any failure by NTIC or the NTIC Joint Venture Companies to offer terms and conditions which are not less favourable than those which apply up to the Effective Date.

3.7.2

Henkel undertakes and engages to fully and timely release and indemnify NTIC and respectively the NTIC Joint Venture Companies from all and any claims, law suits, costs and expenses, liabilities and damages arising out of a breach of any of the warranties granted in Article 3.9 below. In any case such liability of Henkel shall be limited as further specified in Article 3.10.

3.7.3

For the avoidance of doubt NTIC and the NTIC Joint Venture Companies shall have no responsibility for or any liability in respect of any product liability or other claims made in relation to any Products supplied by or on behalf of Henkel or its Affiliates prior to the Effective Date to customers or as part of the Inventory being transferred to NTIC or the NTIC Joint Venture Companies.  Henkel hereby confirms that any such Product was manufactured or supplied subject to appropriate product liability insurance.

3.8	Miscellaneous

3.8.1

To the extent that specific deeds, instruments or documents or any other steps are necessary or expedient to effecting and documenting the transfer of the Assets, the Parties undertake and agree, at either Parties’ request and waiving any further consideration or compensation, to promptly execute such deeds, instruments or documents and take all such steps.

3.8.2

Henkel and its Affiliates will assist and co-operate with NTIC and the NTIC Joint Venture Companies, to an extent reasonably requested by NTIC, in notifying debtors of sold rights and claims and/or in notifying any third party which holds any title, interest or possession with respect to the Assets.

3.8.3

Henkel shall hand all documents constituting, representing or containing the Assets to NTIC without endangering the continuance of the Business, in the manner and format as agreed upon between the Parties.

3.9	Warranties

	3.9.1	Each of the Parties represents and warrants that it has full power and authority to enter into this Agreement and to perform its respective obligations set out in this Agreement.

	3.9.2	Henkel warrants, in relation to the Intellectual Property, that to its best knowledge, as at the date of this Agreement, and unless otherwise disclosed to NTIC:

		3.9.2.1	a complete and accurate record of all material Intellectual Property will be attached to the Purchase Agreement;

		3.9.2.2	All registered Intellectual Property is valid and subsisting in the jurisdictions where registered or granted;

		3.9.2.2A	All licences of intellectual property rights used in or relevant to the Business or the Technology to which Henkel or its Affiliates are subject have been disclosed to NTIC;

3.9.2.3

Henkel and / or its Affiliates are the sole legal and beneficial owner of the Intellectual Property with the right to assign all right, title and interest in the Intellectual Property and all predecessors in interest have assigned their entire right, title and interest in the Intellectual Property to Henkel and / or its Affiliates;

3.9.2.4

Henkel and / or its Affiliates have not previously licensed or assigned the Intellectual Property to any third party, or entered into any agreement relating to it with any third party which might affect Henkel’s and / or its Affiliates’ ability to assign the Intellectual Property to NTIC in accordance with the provisions of this Agreement;

		3.9.2.5	The Intellectual Property is not subject to any charges, options, licences or other third party interests;

3.9.2.6

Where registered, all registrations, filings and payments of fees necessary to preserve the rights of Henkel and/ or its Affiliates in the Intellectual Property have been made and are in good standing, and Henkel and / or its Affiliates have not done or omitted to do anything which may cause any of the registered Intellectual Property to lapse prematurely;

3.9.2.7

Neither Henkel nor its Affiliates have been notified that any opposition, cancellation or revocation action or protest has been filed with any examining authority in relation to any application to register the Intellectual Property, or existing registration;

	3.9.2.8	Henkel is not aware of any fact or matter that could affect the validity or registerability of the Intellectual Property;

3.9.2.9

Neither Henkel nor its Affiliates have granted to any of their respective sub-contractors, agents or other contracting parties the right to use any know-how or intellectual property, relating to the Technology, for its own benefit or for the benefit of a third party.

3.9.3

there are no allegations or proceedings pending or to the best of Henkel’s knowledge, threatened, which assert that the development, manufacture, use or sale of any Product infringes or will infringe third party rights or which challenge the ownership, validity or enforceability of the Intellectual Property;

3.9.4

Henkel has made a full and complete disclosure to NTIC of all third party relationships which to the best knowledge of Henkel having made a diligent search of appropriate records may affect NTIC’s full and complete exercise of rights under this Agreement;

3.9.5

except in the ordinary course of business and under appropriate confidentiality agreements copies of which have been provided to NTIC, no disclosure has been made to third parties of any of the confidential information, Know-How, technical processes, financial or trade secrets or pricing, customer or supplier lists relating to the Business; and

3.9.6

all documents or other materials in which the Intellectual Property subsists, and all certificates or other documents evidencing or otherwise relating to the ownership of such rights, are in the possession, ownership and control of Henkel, and Henkel is not a party to any confidentiality or other agreement or subject to any duty which restricts the free use or disclosure of such documents or materials.

3.9.7	Henkel shall procure that any Affiliate that owns any Intellectual Property shall give the same warranties to NTIC as are contained in clause 3.9.

3.9.8	Henkel warrants that, in relation to the Assets:

3.9.8.1	it and/or its Affiliates own all the Assets absolutely as at the Effective Date.

3.9.8.2	it has not nor have its Affiliates disposed of or agreed to dispose of or granted or agreed to grant any Encumbrance in respect of any of the Assets; and

3.9.8.3	there has been no exercise, purported exercise or claim for Encumbrance over any of the Assets and there is no dispute directly or indirectly relating to any of the Assets.

3.9.8.4	the Products in the stocks as of the Effective Date comply with the specifications as defined in the control parameters as defined in the quality control documentation for finished goods.

3.10	Limitation of liability

3.10.1

Henkel or its Affiliates shall have no obligation to provide indemnification with respect to any individual claim for indemnification by NTIC or the NTIC Joint Venture Companies except to the extent that the amount of indemnification to which NTIC or its Affiliates shall have become entitled under this Agreement with respect to such individual claim for indemnification shall exceed € 10,000,- (Euro ten thousand), in which event Henkel or its Affiliates shall be obligated to provide indemnification on a first Euro basis, including the first € 10,000,- (Euro ten thousand).

3.10.2

In no event shall Henkel or its Affiliates have any liability for indemnification under this Agreement to NTIC or the NTIC Joint Venture Companies in an aggregate amount in excess of € 500,000 (Euro five hundred thousand). Such limitation of liability shall not apply with regard to claims which are based on product liability claims due to products which Henkel or its Affiliates have manufactured and / or sold.

3.11	Legal Relations prior to the Effective Date

For the period between the date of this Agreement and the Effective Date, Henkel shall assume and procure its Affiliates to assume certain obligations set out hereinafter:

3.11.1

to continue until the Effective Date to conduct the Business according to its present practice and levels of activity depending on market conditions in a due proper and prudent manner in the ordinary course and as a going concern:

3.11.2

prior to the Effective Date not to enter into (otherwise than after NTIC’s or the NTIC Joint Venture Companies’ written consent) any transaction or event which is materially prejudicial to the Business or to any of the Assets or which is unusual or onerous having regard to the present levels of activity of the Business;

3.11.3

prior to the Effective Date not to sell, transfer, lease, assign or otherwise dispose of a material part of its undertaking, property or assets relating to the Business otherwise than in the ordinary and proper course of the Business;

	3.11.4	not to enter into any contract or transaction except on an arms length basis;

3.12	Future Co-operation between the Parties

NTIC and Henkel agree to enter into a co-operation arrangement, in conformity with all relevant regulations involved (including but not limited to EU law) between NTIC, the NTIC Joint Venture Companies, and Henkel and the Henkel Affiliates in respect of:

–

the joint development and marketing of, in the case of NTIC and the NTIC Joint Venture Companies compatible technology and in the case of Henkel and the Henkel Affiliates, the complementary products or services;

	–	research and development in order to increase or enhance the mutual compatibility;
	–	introduction by NTIC to Henkel and the Henkel Affiliates of new technology .

The purpose of such cooperation shall be to create synergies so as to increase customer value in respect of the product or service lines of both businesses. Such co-operation is an essential element of this Agreement for NTIC and the NTIC Joint Venture Companies and was a material inducement for them to enter into this Agreement.  NTIC and the NTIC Joint Venture Companies on the one hand, and Henkel and its Affiliates on the other, accept the tenet that despite their reasonable best efforts, there is an inherent entrepreneurial risk that the intended co-operation may not result in any economically viable technical and/or product innovation which the Parties can jointly introduce to the marketplace on a profitable basis.

3.12.1

Subject to the terms of any agreement entered into between the parties, NTIC and Henkel are prepared to work with each other and to disclose relevant know-how under appropriate terms of confidence subject to reasonable royalties or compensation where value is added to Henkel or its Affiliates’, or NTIC’s and the NTIC Joint Venture Companies’, respective ongoing business. NTIC and Henkel will agree on marketing costs and their allocation between the parties.  Any agreement will, therefore, address issues including the use of confidential information, the ownership of background and foreground intellectual property, and exploitation rights.

	3.12.2	The Parties shall not have entered this Agreement if they had not seriously believed that a serious and faithful co-operation between themselves was possible.

Henkel and NTIC shall designate members to a steering committee. The steering committee shall:

	–	determine its missions;

–	fix its meeting periodicity (depending on the projects and the regional needs);
–	decide on the sectors of potential cooperation of such Committees.

The steering committee shall consist of the following members:

NTIC	Henkel

Dr. Mehmet A. Gencer	Dr. Ralf Schelbach

G. Patrick Lynch (World)	Dr. Ralf Schelbach (Business)

Gerhard Hahn (Europe)	Patrick Droniou (Henkel Technology)

Once a specific subject of co-operation is established, the Parties shall elaborate a list of projects which might be suitable for a cooperation between Henkel, the Henkel Affiliates, NTIC and/or NTIC Joint Venture Companies.  The Parties make their best efforts in order to obtain approval of their respective company within due time in order to proceed on such specific subject regarding i.e. technical elements and human competences to be shared and reasonable financial aspects. The steering committee shall decide on the necessary steps which have to be taken to implement the listed projects and will establish a regional committee in as far as it is necessary to implement a project.

3.13	Publicity

3.13.1

Except as required by law or as permitted under Clause 3.13.3, the Parties shall not, and shall procure that their respective Affiliates or Joint Venture Companies shall not, make any public disclosure or originate any publicity concerning the terms of the settlement between the Parties and/or the provisions of this Agreement, the performance of this Agreement, and any dispute and/or disagreement relating to this Agreement without the prior written consent of the other Parties.

	3.13.2	It is acknowledged by the Parties that NTIC and Henkel are public companies and as such may be required to publicly disclose certain events. The Parties will, however:

3.13.2.1

use their reasonable endeavours to send written notice to the other Party (at the address set out above) of the full text of any announcement or notification required by law as soon as reasonably possible prior to such announcement or notification so that the other Party will have an opportunity to comment upon such announcement or notification; and

		3.13.2.2	make any such announcement as factual and as brief as appropriate under circumstances.

	3.13.3	Each Party shall be entitled to issue a press release with the prior approval of the other party

Unless otherwise mandated by law, this Agreement shall not form part of any public record.

3.14	Miscellaneous Provisions

3.14.1

Each Party undertakes in good faith to implement or make implemented by its Affiliates and joint venture companies the provisions and/or necessary or appropriate measures so that this Agreement receives full and entire effect. To that regard, the Parties shall arrange together if a difficulty arises concerning the preparation, the conclusion, the execution of one or several Purchase Agreement(s) concluded under the applicable national legislation so as the spirit and the word of the hereby Agreement is respected.

3.14.2

NTIC and Henkel regard all liabilities or obligations accepted by their Affiliates or the NTIC Joint Venture Companies pursuant to this Agrement or the Purchase Agreements as liabilities or obligations accepted directly by NTIC or Henkel respectively.  All such liabilities or obligations may therefore be directly executed or enforced against NTIC or Henkel as the case may be.  Hence, pursuant to the Purchase Agreement, Henkel undertakes to pay to Acobal or NTIC all sums that Acobal paid to creditors of HST, with respect to duly filed oppositions as set forth by articles L. 141-12 and following, of the French Commercial Code, and are owed by HST to be reimbursed to Acobal but which have not been reimbursed by HST to Acobal within a thirty (30) day period. Hence, pursuant to the Purchase Agreement, NTIC undertakes to pay to HST or Türk Henkel Kimya Sanayi Ve Ticaret A.S.all sums due for the transfer of the Business, the Assets, and the Inventory which are owed by Acobal or Fibro-NTI Urun Gelistirme Ve Pazarlama Ticaret Anonim but which have not been paid within a thirty (30) day period.

	3.14.3	This Agreement may not be modified except in writing signed by duly authorised representatives of all Parties.

3.14.4

Each of the Parties acknowledges that in entering into this Agreement it has not relied on any representation, warranty or other provision except as expressly provided in this Agreement or the Purchase Agreement(s and all conditions, warranties or other terms implied by statute or case law are excluded to the fullest extent permitted by law.  No Party shall have any claim against any other in respect of any representation not expressly included in this Agreement unless such representation was made fraudulently.

3.14.5

Failure by any Party to enforce at any time, for any period, any one or more of the terms or conditions of this Agreement shall not be a waiver of them or of the right at any time subsequently to enforce all terms and conditions of this Agreement.

3.14.6

Each provision of this Agreement shall be construed separately and shall be divisible from this Agreement.  In the event that any provision or any part of any provision of this Agreement is declared by any Court or other competent authority to be void or unenforceable by reason of any applicable law, that provision or the relevant part of that provision shall be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

3.14.7	Each Party shall bear the costs and fees of their own counsel concerning the conclusion and the execution of this Agreement.

3.14.8

The Parties note that the confidentiality agreement attached as Schedule 5 to this agreement was entered into between NTIC and a French company CFPI, and that CFPI was subsequently acquired by HST, and that HST and its employees therefore acquired an obligation of confidence to NTIC at that time.  As that obligation of confidence was the subject of the French Action terminated at paragraph 2.1 above, no further action shall be taken by the Parties against each other in respect of the attached agreement.

* * *

4.	General Provisions

4.1

This Agreement and the Purchase Agreements represent the entire agreement between the Parties in relation to its subject matter and supersedes all previous agreements and understandings between the Parties.

4.2

The Parties enter into this Agreement for the benefit of all of their Affiliates with the intention that such Affiliates be entitled to enforce those rights and obligations under this Agreement which affect them.

4.3	This Agreement – including the provisions dealing with settlement of the French Action and the OHIM Proceedings – shall be governed by and submitted to French law.

4.4	It is concluded in five original copies in English language.

4.5

In case of any dispute between the Parties and/or their Affiliates about notably the conclusion, the validity or the execution of the hereby provisions, it shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce – ICC by one arbitrator appointed in accordance with the said Rules. The place of arbitration will be Paris and the language shall be English.

EXECUTED by the Parties on the date set out at the beginning of this Agreement acting by their duly authorised representatives.

For Northern Technologies International Corporation	For Henkel KgaA

For Excor Korrosionsforschung GmbH	For Acobal SAS

For Henkel Surface Technologies S.A.S

List of the schedules

Schedule 1	French Action

Schedule 2	Part 1 OHIM Action

Part 2 Cancellation Letter

Schedule 3	conclusions de désistement d’action et d’instance

conclusions d’acceptation de désistement d’action et d’instance

Schedule 4	NTIC Joint Venture Companies

Schedule 5	CFPI confidentiality agreement

Schedule 1

French Action

The proceedings commenced in the Civil Court of Nanterre in France on 24 September 2002 between:

(i)	NTIC and Henkel Surface Technologies SA in relation to infringement of Community trade mark 000396176, unfair competition, and breach of confidentiality undertakings; and

(ii)	ACOBAL S.A.S and Henkel Surface Technologies SA in relation to breach of Article L.442-6 of the French Commercial Code and unfair competition;

which were joined by order of the Civil Court of Nanterre on 5 May 2003 and are now pending before the Civil Court of Paris, France, 3rd Chamber, under the following number of registration: 03/10903.

Schedule 2

Part 1 - OHIM Action

The cancellation proceedings in respect of Community Trade Mark 000396176 commenced in the Office for the Harmonisation of the Internal Market in Alicante by Henkel.

Part 2 - Cancellation Letter

Cancellation Division
Trade Mark Department
Office of Harmonization of the Internal Market
Avenida de Europa, 4
E-03008 Alicante

Spain

Dear Sirs

Community Trade Mark Registration 396176 in the name of Northern Technologies International Corporation

Cancellation Application thereto filed by Henkel KGaA (OHIM Ref. 512C)

The Applicant and the Defendant have reached an out of court settlement on the cause of action.  The Applicant therefore withdraws definitively the above cancellation application.

HENKEL KGaA

Schedule 3

Schedule 4

NTIC Joint Venture Companies

ASEAN: NTI ASEAN LLC
Austria: EUROMASCH Maschinen-Handels-Gesellschaft m.b.H.
Australia: EXCOR Zerust Pty Ltd.
Brazil: Zerust Prevenção de Corrosão Ltda.
Canada: EXCOR-ZERUST CANADA CORPORATION
China: Tianjin ZERUST Anti-Corrosion Technologies, Ltd.
Czech Republic and Slovak Republic : FATRA – NTI, s.r.o.
Finland: ZERUST OY
France: ACOBAL S.A.S.
Germany: EXCOR GmbH and Excor Korrosionsforschung GmbH
India: Harita-NTI Ltd.

Japan: Taiyonic Ltd.
Korea: Korea Zerust Co., Ltd.
Malaysia: Chong Wah - NTIA Sdn. Bhd.
Philippines: NTIA Zerust Philippines, Inc.
Poland: EXCOR Sp. z o.o
Russia: MostNIC
Singapore: Zerust Singapore Pte. Ltd.
Sweden: ZERUST AB
Taiwan: ZERUST-NIC (Taiwan) Corp.
Thailand: Specialty-NTIA (Thailand) Co., Ltd.
Turkey: FIBRO-NTI ÜRÜN GELISTIRME VE PAZARLAMA TICARET ANONIM SIRKETI (FIBRO-NTI A.S.)
UK: ZERUST (U.K.) LIMITED
US: ZERUST CONSUMER PRODUCTS, LLC

For and on behalf of
NORTHERN TECHNOLOGY	/s/ MEHMET A. GENCER
INTERNATIONAL CORPORATION
Signature

Mehmet A. Gencer
Name (Print)

President
Title (Print)

/s/ STEPHAN TAYLOR

Signature

Stephan Taylor
Name (Print)

Director
Title (Print)

/s/ GERHARD HAHN

Signature

Gerhard Hahn
Name (Print)

Vice President
Title (Print)

For and on behalf of
Excor Korrosionsforschung GmbH	/s/ GERHARD HAHN

Signature

Gerhard Hahn
Name (Print)

GR
Title (Print)

For and on behalf of Fibro-NTI Urun	/s/ MEHMET A. GENCER
Gelistirme Ve Pazarlama Ticaret Anonim
Signature

Mehmet A. Gencer
Name (Print)

Chairman
Title (Print)

For and on behalf of
ACOBAL SAS	/s/ JACQUES MANENCAND

Signature

Jacques Manencand
Name (Print)

President
Title (Print)

For and on behalf of
HENKEL KgaA	/s/ DR. BORIS TASCHE

Signature

Dr. Boris Tasche
Name (Print)

Vice President
Title (Print)

For and on behalf of Henkel Surface Technologies S.A.S.	/s/ DR. BORIS TASCHE

Signature

Dr. Boris Tasche
Name (Print)

Vice President
Title (Print)